Exhibit 5.1

May 6, 2019

Encana Corporation

4400, 500 Centre Street SE

Calgary, Alberta T2G 1A6

Canada

Ladies and Gentlemen:

We have acted as your Canadian counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission on May 6, 2019 (the “Registration Statement”) relating to the issuance by you of 30,000,000 common shares (“Common Shares”) of Encana Corporation, a corporation amalgamated under the laws of Canada (“Encana”), issuable in connection with stock options (“Options”), stock appreciation rights (“SARs”), restricted share units (“RSUs”), performance share units (“PSUs”), restricted stock (“Restricted Stock”) and other share-based awards (“Other Share-Based Awards”) (collectively, the “Share Awards”) granted pursuant to the omnibus long-term incentive plan dated effective February 13, 2019 (the “Omnibus Incentive Plan”), in the manner set forth in the Registration Statement.

We have examined originals and copies, certified or identified to our satisfaction of: (i) the Registration Statement, (ii) the Omnibus Incentive Plan, (iii) Encana’s articles and by-laws, (iv) certain resolutions of the board of directors of Encana, and (vi) such other proceedings, documents and records as we have deemed relevant or necessary as a basis for the opinions herein expressed. We have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

Our opinion is given as of the date hereof and is based on legislation and regulations in effect on the date hereof. We do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

Based and relying upon and subject to the foregoing, and provided that all necessary corporate action has been taken by Encana to authorize the issuance of the Share Awards, we are of the opinion that:

1.	Encana has duly and properly allotted and reserved the 30,000,000 Common Shares to be issued as Share Awards pursuant to the Omnibus Incentive Plan.

2.

Upon the vesting and, where applicable, exercise (including receipt of the applicable exercise price therefor) of the Share Awards in accordance with the Omnibus Incentive Plan, such Common Shares when issued in settlement thereof, will be duly and validly issued as fully paid and non-assessable Common Shares of Encana.

We are solicitors qualified to carry on the practice of law in the Province of Alberta, Canada only and we express no opinion as to any laws, or matters governed by any other laws, other than the laws of the federal laws of Canada applicable therein. We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the United States Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Yours truly,

/s/ Blake, Cassels & Graydon LLP